Exhibit 99.1

News Release
L.B. FOSTER REPORTS FOURTH QUARTER AND FULL YEAR OPERATING RESULTS

PITTSBURGH, PA, February 27, 2018 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer and distributor of products and services for transportation and energy infrastructure, today reported fourth quarter 2017 net income of $0.3 million, or $0.03 per diluted share, and full year 2017 net income of $4.1 million, or $0.39 per diluted share, both of which included a provisional one-time transition tax expense of $3.3 million on our foreign earnings and provisional tax benefit of $1.5 million related to the remeasurement of deferred tax assets and liabilities.
Financial Highlights
Fourth Quarter

•	Sales increased by 32.6% from the prior year quarter to $141.3 million.

•	Fourth quarter gross profit margin was 19.7% compared to 17.6% in the prior year.

•	New orders increased by 1.9% from the prior year quarter.

•	Net cash provided by operating activities for the quarter totaled $11.9 million compared to $6.5 million provided in the prior year.

•	Outstanding debt was reduced by $8.3 million during the quarter.

•	Fourth quarter income tax expense was $3.2 million on pre-tax income of $3.5 million.

•	EBITDA[1] (earnings before interest, taxes, depreciation, and amortization) for the fourth quarter was $10.4 million, a $7.4 million increase over the prior year.
Full Year

•	Sales increased by 10.9% to $536.4 million compared to the prior year.

•	2017 gross profit margin was 19.2% compared to 18.7% for 2016.

•	New orders for 2017 increased 14.5% from the prior year.

•	An increase in backlog of 13.2% from the prior year to $166.9 million.

•	Net cash provided by operating activities for 2017 totaled $39.4 million compared to $18.4 million provided in the prior year.

•	During 2017, outstanding debt was reduced $29.6 million, or 18.6%.

•	2017 income tax expense was $3.9 million on pre-tax income of $8.0 million.

•	Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and asset impairments) was $36.0 million, an increase of 94.0% compared to the prior year.

Fourth Quarter Results

•
Fourth quarter net sales of $141.3 million increased by $34.8 million, or 32.6%, compared to the prior year quarter due to increases in each of the three segments: Tubular and Energy Services (Tubular) sales increased 88.5%, Rail Products and Services (Rail) sales increased 35.2%, and Construction Products (Construction) sales increased 3.6%.

•
Gross profit margin was 19.7%, 210 basis points higher than the prior year quarter. Each of the three segments saw increased gross profit margins compared to the prior year. The Tubular segment had the greatest increase of 1,240 basis points, which was primarily supported by our Test and Inspection Services and Protective Coatings businesses. The Construction segment saw a 200 basis point increase, primarily from its Precast Concrete Products division. The Rail segment's gross profit margin increased 40 basis points compared to the prior year, primarily from our North American divisions.

1 See "Non-GAAP Disclosures" at the end of this press release for information regarding the following non-GAAP measures used in this release: EBITDA and Adjusted EBITDA, excluding the prior year impairment charge.

•
Net income for the fourth quarter 2017 was $0.3 million, or $0.03 per diluted share, compared to a net loss of $40.9 million, or a loss of $3.97 per diluted share, last year. 2016 net income was significantly impacted by income tax expense from the valuation allowance recorded in the fourth quarter, as well as deferred taxes related to unremitted foreign earnings.

•
The Company’s income tax expense for the fourth quarter of $3.2 million was impacted by recent U.S. tax reform. The Company recognized a provisional $3.3 million tax expense related to the one-time transition tax on earnings of foreign subsidiaries, partially offset by a provisional $1.5 million tax benefit related to the remeasurement of deferred tax assets and liabilities at the recently enacted 21.0% federal corporate tax rate.

•	Fourth quarter EBITDA was $10.4 million compared to $3.0 million in the fourth quarter of 2016.

•
Selling and administrative expenses in the fourth quarter increased by $0.5 million, or 2.3%, as compared to the fourth quarter of 2016. The increase was primarily comprised of personnel-related costs of $1.5 million and was offset by a $1.0 million reduction in insurance reserves. Selling and administrative expenses were reduced 430 basis points to 14.5% of net sales compared to the prior year.

•
Net cash provided by operating activities for the quarter totaled $11.9 million compared to $6.5 million provided in the prior year quarter. This provided the Company with the liquidity to continue to reduce our outstanding debt.

•
Fourth quarter new orders were $115.5 million, a 1.9% increase from the prior year quarter, due to a 75.8% increase in Tubular. This was partially offset by 15.0% and 5.6% reductions in Rail and Construction, respectively.

•	Total debt decreased by $8.3 million, or 6.0%, in the fourth quarter to $130.0 million as compared to the total debt as of September 30, 2017. This included the payoff of our term loan.

CEO Comments
Bob Bauer, President and Chief Executive Officer, commented, “The Company's 2017 top priority of improving profitability was highlighted with a strong finish in the fourth quarter. Sales growth of 32.6% in the fourth quarter helped drive excellent results, with gross profit increasing 48.6% and EBITDA increasing 250.3% in the quarter over the prior year. This helped us complete a turn-around year when compared to the prior year, with our ending backlog up 13.2%, gross profit margins 50 basis points better, and EBITDA nearly doubled to $36.0 million.

"We’re very pleased with the progress toward restoring profitability particularly in the Tubular and Energy Services segment. This segment, with sales growth of 19.9% in 2017, is also benefiting from the modernization programs implemented in the last few years as well as other lean projects. All three reporting segments combined to drive operating cash flow for the year of $39.4 million. The focus on working capital efficiency was instrumental as minimal increase in working capital was needed to fund $52.9 million in sales growth. These results helped strengthen our balance sheet, reducing debt by $29.6 million and exceeding our target of reducing net debt to below $100.0 million. The Company’s Net Debt to EBITDA ratio ended the year at 2.6x."

Mr. Bauer added, "Throughout the year we capitalized on growth opportunities as freight rail and energy markets recovered while we kept a sharp focus on cost control. The Company continues to be well positioned to leverage strengthening markets, deliver new products, and extend our geographic reach. We are continuing to invest in expanding our service and solutions offering, and completed several projects with “new-to-the-market” solutions.”

Full Year Results

•
Net sales for 2017 of $536.4 million increased by $52.9 million, or 10.9%, compared to the prior year period. This was supported by each of the three segments with a 19.9% increase in Tubular, 11.1% increase in Construction, and a 7.1% increase in Rail sales.

•
Gross profit margin was 19.2%, 50 basis points higher than the prior year period. The increase was driven by the Tubular and Construction segments, partially offset by reductions within the Rail segment and unfavorable LIFO adjustments. Year to date Tubular gross profit margins were favorable in each division within the segment.

•
Net income for 2017 was $4.1 million, or $0.39 per diluted share, compared to a net loss of $141.7 million, or a loss of $13.79 per diluted share, last year. 2016 net income was significantly impacted by asset impairment charges and income tax expense from the valuation allowance as well as deferred taxes related to unremitted foreign earnings.

•	Adjusted EBITDA[1] for the twelve months ended December 31, 2017 was $36.0 million compared to $18.5 million in 2016, which excludes the 2016 asset impairment charges.

•
Selling and administrative expense decreased by $5.5 million, or 6.3%, compared to the prior year. The decrease was primarily comprised of personnel-related costs of $2.8 million, $1.3 million in lower litigation costs related to the Union Pacific Railroad matter, and reduced insurance reserves of $1.1 million. 2017 selling and administrative expense was reduced by 280 basis points to 15.0% of net sales compared to the prior year.

•
Amortization expense was $7.0 million for the twelve months ended December 31, 2017, compared to $9.6 million in the prior year period. The reduction was primarily due to the 2016 impairment of definite-lived intangible assets.

•	Interest expense was $8.4 million in 2017, compared to $6.6 million in the prior year period. The increase was attributable to an increase in interest rates.

•
Net cash provided by operating activities for the twelve months ended December 31, 2017 totaled $39.4 million compared to $18.4 million in the prior year period, a $21.0 million improvement. This provided the Company with the liquidity to continue to reduce our outstanding debt.

•
New orders were $552.2 million for 2017, a 14.5% increase from the prior year period, due to a 53.4% increase in Tubular and a 17.0% increase in Rail, which were partially offset by an 8.0% reduction in Construction orders.

•	Total debt was reduced by $29.6 million, or 18.6%, to $130.0 million as of December 31, 2017, as compared to total debt as of December 31, 2016. This included the payoff of our term loan.

U.S. Tax Cuts and Jobs Act of 2017
The Tax Cuts and Jobs Act (the “Act”) was enacted on December 22, 2017. The Act reduces the U.S. federal corporate tax rate from 35.0% to 21.0%, requires companies to pay a one-time transition tax on previously deferred earnings of certain foreign subsidiaries, and creates new taxes on certain foreign sourced earnings. Our 2017 financial results include a provisional tax expense of $3.3 million related to the one-time transition tax, partially offset by a provisional $1.5 million tax benefit related to the remeasurement of certain deferred tax assets and liabilities. Our 2017 U.S. cash tax liability, which included our provisional transition tax amount, will be payable in eight installments, with $0.2 million due in 2018. The Company will continue to refine its calculations during 2018, as additional analysis related to the Act is completed.

L.B. Foster Company will conduct a conference call and webcast to discuss its fourth quarter 2017 operating results on Tuesday, February 27, 2018 at 5:00 pm ET. The call will be hosted by Mr. Robert Bauer, President, and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster web site: www.lbfoster.com, under the Investor Relations page. The conference call can also be accessed by dialing 877-407-0784 (U.S. & Canada) or 201-689-8560 (International) and providing access code 13676217.

About L.B. Foster Company
L.B. Foster is a leading manufacturer and distributor of products and services for transportation and energy infrastructure with locations in North America and Europe. For more information, please visit www.lbfoster.com.

This release may contain forward-looking statements that involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this release may concern, among other things, L.B. Foster Company’s (the “Company’s”) expectations relating to our strategy, goals, projections, and plans regarding our financial position, liquidity, capital resources, and results of operations; the outcome of litigation and product warranty claims; decisions regarding our strategic growth initiatives, market position, and product development; all of which are based on current estimates that involve inherent risks and uncertainties. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: environmental matters, including any costs associated with any remediation and monitoring; a resumption of the economic slowdown we have experienced in previous years in the markets we serve; the risk of doing business in international markets; our ability to effectuate our strategy, including cost reduction initiatives, and our ability to effectively integrate acquired businesses and realize anticipated benefits; costs of and impacts associated with shareholder activism; a decrease in freight or passenger rail traffic; the timeliness and availability of materials from our major suppliers as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers' concerns about conflict minerals; labor disputes; the continuing effective implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact these amounts, including as a result of any interpretations, regulatory actions, and amendments to the Tax Cuts and Jobs Act; foreign currency fluctuations; inflation; domestic and foreign government regulations; economic conditions and regulatory changes caused by the United Kingdom’s pending exit from the European Union; sustained declines in energy prices; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the ultimate number of concrete ties that will have to be replaced pursuant to the previously disclosed product warranty claim of the Union Pacific Railroad (“UPRR”) and an overall resolution of the related contract claims as well as the possible costs associated with the outcome of the lawsuit filed by the UPRR; the loss of future revenues from current customers; and risks inherent in litigation. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K and our other periodic filings with the Securities and Exchange Commission.

Investor Relations:
Judith Balog
(412) 928-3417
investors@lbfoster.com

L.B. Foster Company
415 Holiday Drive
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	Unaudited		Unaudited
Sales of goods	$113,404	$89,097	$431,818	$415,375
Sales of services	27,919	17,469	104,559	68,139
Total net sales	141,323	106,566	536,377	483,514
Cost of goods sold	90,833	70,733	346,985	331,437
Cost of services sold	22,591	17,054	86,140	61,721
Total cost of sales	113,424	87,787	433,125	393,158
Gross profit	27,899	18,779	103,252	90,356
Selling and administrative expenses	20,498	20,035	80,521	85,976
Amortization expense	1,774	1,757	6,992	9,575
Asset impairments	—	—	—	135,884
Interest expense	2,062	2,209	8,377	6,551
Interest income	(141)	(71)	(307)	(228)
Equity in (income) loss of nonconsolidated investments	(11)	344	(6)	1,290
Other expense (income)	197	(1,260)	(367)	(1,523)
	24,379	23,014	95,210	237,525
Income (loss) before income taxes	3,520	(4,235)	8,042	(147,169)
Income tax expense (benefit)	3,231	36,616	3,929	(5,509)
Net income (loss)	$289	$(40,851)	$4,113	$(141,660)
Basic earnings (loss) per common share	$0.03	$(3.97)	$0.40	$(13.79)
Diluted earnings (loss) per common share	$0.03	$(3.97)	$0.39	$(13.79)
Dividends paid per common share	$—	$—	$—	$0.12
Average number of common shares outstanding — Basic	10,341	10,301	10,334	10,273
Average number of common shares outstanding — Diluted	10,563	10,301	10,483	10,273

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2017	December 31, 2016
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$37,678	$30,363
Accounts receivable - net	76,582	66,632
Inventories - net	97,543	83,243
Prepaid income tax	188	14,166
Other current assets	9,120	5,200
Total current assets	221,111	199,604
Property, plant, and equipment - net	96,096	103,973
Other assets:
Goodwill	19,785	18,932
Other intangibles - net	57,440	63,519
Investments	162	4,031
Other assets	1,962	2,964
Total assets	$396,556	$393,023
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$52,404	$37,744
Deferred revenue	10,136	7,597
Accrued payroll and employee benefits	11,888	7,497
Accrued warranty	8,682	10,154
Current maturities of long-term debt	656	10,386
Other accrued liabilities	9,764	8,953
Total current liabilities	93,530	82,331
Long-term debt	129,310	149,179
Deferred tax liabilities	9,744	11,371
Other long-term liabilities	17,493	16,891
Stockholders' equity:
Class A Common Stock	111	111
Paid-in capital	45,017	44,098
Retained earnings	137,780	133,667
Treasury stock	(18,662)	(19,336)
Accumulated other comprehensive loss	(17,767)	(25,289)
Total stockholders' equity	146,479	133,251
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$396,556	$393,023

Non-GAAP Disclosures

This earnings release discloses earnings before interest, taxes, depreciation, and amortization (“EBITDA”) and EBITDA that is adjusted for asset impairments ("Adjusted EBITDA") which are non-GAAP financial measures. The Company believes that EBITDA is useful to investors in order to provide a more complete understanding of the ongoing operations of the Company’s business. Similarly, Adjusted EBITDA displays the performance of the Company without the impact of asset impairments in order to enhance investors' understanding of our day to day operations. In addition, management believes that these non-GAAP financial measures are useful to investors in the assessment of the use of our assets without regard to financing methods, capital structure, or historical cost basis. Additionally, EBITDA is a financial measurement that management and the Board of Directors use in the determination of certain compensation programs.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of EBITDA and adjusted EBITDA are presented below (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	Unaudited		Unaudited
Adjusted EBITDA Reconciliation
Net income (loss), as reported	$289	$(40,851)	$4,113	$(141,660)
Interest expense, net	1,921	2,138	8,070	6,323
Income tax expense (benefit)	3,231	36,616	3,929	(5,509)
Depreciation expense	3,144	3,297	12,849	13,917
Amortization expense	1,774	1,757	6,992	9,575
Total EBITDA	$10,359	$2,957	$35,953	$(117,354)
Asset impairments	—	—	—	135,884
Adjusted EBITDA	$10,359	$2,957	$35,953	$18,530